Exhibit 10.21

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into in Petach Tikwa on this 15 day of January 2014, to be effective as of the 11 day of February, 2014 (the “Effective Date”), and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 5 Basel Street, Petach Tikwa, Israel, Company No. 52-001395-4 (the “Company”), and Mr. Erez Vigodman, ID No. 056094477, of Sderot HaShoshanim 7, Tel Aviv (“Employee”).

WHEREAS, the Employee is currently a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company wishes to employ Employee as its President and Chief Executive Officer (“President and CEO”), and Employee wishes to be so employed; and

WHEREAS, the parties have agreed on the terms pursuant to which Employee shall serve as President and CEO, and wish to set forth such terms in this Agreement.

NOW,	THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term; Positions and Duties; Location

1.1	Employee’s employment with the Company as the Company’s President and CEO shall commence on the Effective Date and shall continue thereafter until the Date of Termination, as defined below (the “Term”).

1.2	Employee shall report directly to the Board. All senior officers of the Company shall report directly to Employee (unless otherwise determined by Employee, or as required by Law (as defined below) or the principles of good corporate governance). In addition, Employee shall (a) have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the president and chief executive officer of a company the size and nature of the Company, (b) be assigned no duties that are inconsistent with, or materially impair his ability to discharge, the foregoing, and (c) have such other duties, authorities and responsibilities, consistent with the foregoing, as may reasonably be assigned to him from time to time by the Board.

1.3	During the Term, Employee shall devote substantially all of his business time, energy, business judgment, knowledge and skill to the performance of his duties with the Company; provided, that the foregoing shall not prevent Employee from (a) serving on the Advisory Board to the Israel Economic Council and, with the prior written approval of the Board, any additional similar organizations, (b) reasonably participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing his own personal investments, in each case, so long as such activities in the aggregate do not interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict.

1.4	Employee shall promptly inform the Company of any issue or matter relating to, or transaction with, any member of the Company Group (defined as the Company and any entity of any type in which the Company holds, directly or indirectly, at least 25% of the “means of control” (as such term is defined in the Securities Law, 1968)) in which Employee has a personal interest and/or which may cause Employee to be in a position of a conflict of interest with the Company (except with respect to Employee’s private dealings in the equity of Employee’s former employers held by Employee, or Employee’s investments in any public-traded corporation as long as such investment does not represent more than 1% of the outstanding voting securities of such corporation).

1.5	During the Term, Employee may be required to serve as a director, officer or committee member of another company which is part of the Company Group, and the fulfillment of such position shall not constitute an employer-employee relationship between Employee and any such company, and notwithstanding any such position, Employee shall only be considered to be an employee of the Company and shall not receive any additional compensation for serving in such additional position other than those amounts expressly set forth herein, provided that the Company’s D&O insurance shall cover Employee and the Indemnification Agreement shall fully cover Employee in all such positions.

1.6	Employee’s principal place of employment during the Term shall be at the Company’s principal offices. However, Employee acknowledges and agrees that he will be required to travel abroad extensively on Company business.

1.7	Employee acknowledges and agrees that no collective and/or special bargaining agreement that might apply to the Company’s employees shall apply to Employee in his capacity as an employee of the Company.

1.8	This Agreement shall be subject to the Company’s compensation policies applicable to senior officers as shall be in effect from time to time, including without limitation, the Company’s Compensation Policy for Executive Officers and Directors adopted by the shareholders at the 2013 annual general meeting of shareholders, held on August 27, 2013, as shall be amended from time to time (collectively, the “Compensation Policy”) and nothing herein shall derogate in any way from the Company’s rights thereunder.

1.9	The Company represents and the Employee acknowledges that the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) and the Board, approved this Agreement, including the compensation terms included herein, however, the compensation terms in this Agreement are further subject to the receipt of the Company’s corporate approvals required by Law, and understands the consequences of the failure to secure such approvals. If, and to the extent, the terms hereof are approved by the Company’s corporate approvals required by Law, the Employee shall receive the full compensation specified herein retroactively as of the Effective Date. For avoidance of doubt it is clarified that, to the extent applicable pursuant to the Law, the Board shall not be under any obligation to approve the Employee’s employment terms as specified herein (or any other employment terms) to the extent that same are not approved by the Company’s shareholders.

Subject to the receipt of the Company’s corporate approvals required by Law with respect to the compensation terms in this Agreement, the Employee hereby waives any and all payments and benefits he is or may be entitled to in his capacity as a member of the Board during the Term and submits his resignation from all committees of the Board, all effective as of the Effective Date.

2.	Base Salary

2.1	During the Term, Employee’s gross annual base salary shall be the amount in New Israeli Shekels that is equivalent to USD$1,350,000 (One Million Three Hundred and Fifty Thousand United States Dollars), calculated according to the last official NIS-US Dollar rate of exchange published by the Bank of Israel (the “Exchange Rate”) immediately prior to the Effective Date (the “Annual Salary”). The Annual Salary shall be divided by 12, and each such 1/12 shall constitute Employee’s monthly salary (the “Monthly Salary”).

The Monthly Salary shall be adjusted according to increases in the Consumer Price Index (“CPI”) after January 1, 2014 (in such a manner that the original amount stated in this Section 2.1 above is based on the index for December 2013, published on January 15, 2014, and every calendar quarter the Monthly Salary shall be updated, as of such date, according to the increased CPI rate compared to the aforesaid base index).

2.2	At the end of every calendar year during the Term, the Compensation Committee shall examine Employee’s accomplishments from the past year, and shall determine in its discretion whether Employee’s Annual Salary should be updated. In the event that the Compensation Committee decides to increase Employee’s Annual Salary, the Monthly Salary shall be updated as of the date and in the amount so decided, all subject to the receipt of any approvals required by Law.

2.3	Employee hereby acknowledges and agrees that in light of his position and areas of responsibility, which require a special degree of trust and since he is part of the Company’s senior management the provisions of the Hours of Work and Rest Law, 1951, shall not apply to his employment.

2.4	It is hereby agreed that only the Monthly Salary payable to Employee pursuant to Section 2.1 shall constitute the basis for the calculation of all social benefits granted to Employee pursuant to this Agreement, including, without limitation, contributions and deductions to the pension fund, managers insurance, provident fund and the Study Fund (as defined below), and for any other purpose for which deductions are calculated based on a percentage of Employee’s salary.

2.5	The parties hereby confirm that the compensation terms set forth in this Agreement constitute fair consideration to the Employee, given, inter alia, his managerial responsibilities.

3.	Bonus

For each calendar year during the Term, including 2014 (pro-rata), the Employee shall be entitled to receive, subject to additional terms and conditions that may be determined by the Compensation Committee from time to time and notified to Employee, and subject to the Compensation Policy and the Company’s corporate approvals required by Law, an annual cash incentive bonus (each, an “Incentive Bonus”), which shall be calculated in accordance with the following formula: if less than 85% of the Performance Targets (as defined below) are achieved with respect to the relevant calendar year, Employee shall not be entitled to any Incentive Bonus for such calendar year. If between 85% and 100% (inclusive) of the Performance Targets are achieved with respect to the relevant calendar year, the Incentive Bonus shall be determined linearly according to a straight line extending from 8.75% to 140% of the Annual Salary (i.e., for each 1% of the Performance Targets achieved that is over 85%, there shall be an 8.75% increase in the Incentive Bonus from 8.75% of the Annual Salary). If between 100% and 125% (inclusive) of the Performance Targets are achieved with respect to the relevant calendar year, the Incentive Bonus shall be determined linearly according to a straight line extending from 140% to 200% of the Annual Salary (i.e., for each 1% of the Performance Targets achieved that is over 100%, there shall be a 4% increase in the Incentive Bonus from 140% of the Annual Salary), and if 125% or more of the Performance Targets are achieved with respect to the relevant calendar year, the Incentive Bonus shall be 200% of the Annual Salary. The Employee acknowledges that notwithstanding anything to the contrary herein, (i) in any event the Incentive Bonus shall not exceed 200% of the Annual Salary, and (ii) the Compensation Committee may, at its sole discretion, establish super-measures and/or a budget that may reduce (including to zero) the amount of the Incentive Bonus to which Employee is entitled to hereunder. For purposes of this Agreement, “Performance Targets” in respect of any calendar year means the qualitative and quantitative goals for the Company Group and such other performance objectives that are established by the Compensation Committee, after consultation with Employee, in respect of such calendar year. Following the completion of each calendar year, the Compensation Committee shall evaluate in its reasonable, good faith judgment whether, and to what extent, the Performance Targets have been met, and such judgment shall be binding upon Employee.

It is hereby clarified that in the event that Employee’s employment is terminated for any reason other than by the Company with Cause, during the course of any calendar year (“Incomplete Year”), Employee’s entitlement to an Incentive Bonus in respect of such Incomplete Year shall be calculated on a pro-rata basis, in accordance with the actual number of days under the Term that fall during such Incomplete Year, and shall be evaluated following the completion of such Incomplete Year based on the results for the full calendar year.

4.	Equity Grant

For Employee’s service in respect of the year 2014, as soon as reasonably practicable after the receipt of the Company’s corporate approvals required by Law, Employee shall be granted an option to purchase 280,702 Company shares and 15,660 restricted share units, pursuant to the Company’s “2010 Long-Term Equity-Based Incentive Plan” (the “2014 Equity Awards” and the “2010 Plan”, respectively). The 2014 Equity Awards shall vest, subject to Employee’s continued employment with the Company, in three equal installments, on the second, third and fourth anniversaries of the Effective Date, respectively, and, with respect to the options to purchase Company shares, shall have an exercise price equal to the closing price reported on the New York Stock Exchange on

January 8, 2014. Commencing with calendar year 2015 and each calendar year thereafter, Employee shall be entitled to participate in and receive, on an annual basis, grants of additional equity under the 2010 Plan and/or any other long-term incentive plan(s) that the Company may adopt in the future, as shall be determined by the Compensation Committee, and subject to the receipt of the Company’s corporate approvals required by Law.

5.	Employee Benefits

During the Term, Employee (and, to the extent eligible, his dependents and Beneficiaries (as defined below)) shall be entitled to participate in any and all health, medical, dental, group insurance (including, without limitation, life insurance), welfare, pension, fringe benefits, perquisites and other employee benefit plans, programs and arrangements that are generally available from time to time to senior executives of the Company and their dependents and Beneficiaries (the “Employee Benefits”), such participation in each case to be on terms and conditions that are commensurate with Employee’s position and responsibilities at the Company and that are no less favorable to Employee than those that apply to other senior executives of the Company generally.

6.	Reimbursement for Certain Costs and Expenses

6.1	The Company shall pay or reimburse Employee for all out-of-pocket business expenses incurred by Employee during the Term in performing his duties under this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

6.2	The Company shall provide, and pay or reimburse Employee for all expenses incurred in connection with acquiring, maintaining and using, a land-line telephone in his residence, a laptop, a cellular telephone or other similar hand-held device, and a car suitable for the chief executive officer of a company of the size and nature of the Company, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company. The Company shall bear the taxes associated with the use of car and cellular telephone or similar hand-held device.

7.	Vacation; Sick Leave; Recreation Pay

7.1	Employee shall be entitled to 26 paid vacation working days per calendar year during the Term, which shall accrue in accordance with Company policy. Employee shall be required to utilize such five consecutive days every calendar year, and may accumulate the remaining vacation days in accordance with the Company’s policy. The dates of Employee’s annual vacation shall be coordinated in advance with the Chairman of the Board. The Employee shall be entitled to redeem the aforesaid accumulated vacation days upon termination of Employee’s employment.

7.2

Employee shall be entitled to 30 paid sick working days per calendar year during the Term, which may accumulate during the Term up to a maximum of one years’ paid sick leave. The sick pay shall include the Monthly Salary and all other amounts and benefits to which Employee is entitled under this Agreement, as if Employee worked at the Company during the period of his illness (in respect of period for which he is entitled to receive payment as aforesaid), less any amount that Employee is entitled to receive with respect to the aforementioned period of his illness, including from any pension fund and/or provident fund and/or managers insurance, and all provided that Employee provides the Company with medical confirmation of his illness. The parties hereto hereby acknowledge and agree that the payments to Employee set forth in this Section 7.2 and Employee’s insurance in the pension fund and/or managers insurance are meant to also cover the Company’s obligations under the Sick Pay Law, 1976.

7.3	Employee shall be entitled to 15 paid recreation days per calendar year during the Term. The amount of recreation pay per recreation day, the payment conditions and any other conditions governing recreation pay shall be in accordance with the Law and the Company’s policy in effect at the applicable time with respect to its employees generally.

8.	Pension Fund, Managers Insurance, Provident Fund

8.1	It is hereby declared and agreed that the rights of the Employee to pension allowance (kitzba), severance payment and remuneration will be insured according to Employee’s choice, as set forth herein below.

8.2	The Employee’s Monthly Salary will be insured in a pension fund, managers insurance, provident fund and/or any combination of the foregoing, according to the Employee’s choice and as detailed below.

The Employee will specify, in a notice to the Company, which portion of the Monthly Salary shall be insured in each of the programs specified below (the “Insurance Arrangement”). To the extent the Employee does not notify the Company of his choice, the Employee’s Monthly Salary shall be insured in accordance with the Company’s policy. For the avoidance of doubt, it is hereby clarified that the accumulated contributions according to the Insurance Arrangement shall not be made, in any event, from an amount exceeding the Monthly Salary.

The rate of allocations to the pension fund and/or managers insurance and/or provident fund, subject to the Insurance Arrangement, shall be as follows:

8.2.1	Should the Employee elect that the contributions be made to a pension fund, the following percentages shall be contributed:

The Company shall contribute towards the pension fund an amount equal to 19.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 14.33% shall constitute payment by the Company (of which: 6% shall constitute payment for remuneration and 8.33% shall constitute the payment for severance payment) and 5.5% shall constitute the payment by the Employee.

If the Employee is a member of an old deficit pension fund, and he elects to continue to contribute to such fund, then the Company shall contribute to the old deficit pension fund an amount equal to 20.5% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 13.5% shall constitute payment by the Company (of which 7.5% shall constitute payment for remuneration and 6% shall constitute the payment for severance payment) and 7% shall constitute the payment by the Employee. In addition, the Company shall contribute to a personal provident fund for severance an amount equal to 2.33% of the part of the Monthly Salary according to the Insurance Arrangement, and this amount constitutes a completion of the Company’s severance payment obligation.

8.2.2	Should the Employee elect that contributions be made to a managers insurance, the following percentages shall be contributed:

The Company shall contribute an amount equal to 20.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 15.83% shall constitute the payment by the Company (of which 7.5% shall constitute payment for remuneration and 8.33% shall constitute the payment for severance payment), and 5% shall constitute the payment by the Employee.

In the event that according to the terms of the managers insurance, the loss of ability to work insurance component is not contributed from the remuneration, then the Company shall contribute 5% for remuneration contributions and up to 2.5% for loss of ability to work insurance.

8.2.3	Should the Employee elect contributions be made to provident funds, the following percentages shall be contributed:

The Company shall contribute to the provident funds an amount equal to 20.83% of the part of the Monthly Salary according to the Insurance Arrangement, out of which 15.83% shall constitute payment by the Company (of which: 7.5% shall constitute the payment for remuneration and 8.33% shall constitute payment for severance payment) and 5% shall constitute the payment by the Employee.

8.3	In the event of an increase in the Employee’s Monthly Salary, the Employee shall be entitled to choose (in accordance with the provident funds’ and/or pension funds’ Articles of Association and the Law) the Insurance Arrangement which will apply to the increase in the Monthly Salary. The Employee shall notify the Company with respect to such choice in accordance with the Company’s policies regarding this matter. The provisions of Section 8.2 above shall apply to the Insurance Arrangement, which the Employee chose for the increase in the Monthly Salary.

It is hereby declared and agreed that in the event of an increase in the Employee’s Monthly Salary, the Company shall not have an obligation to contribute to the pension fund and/or managers insurance and/or the provident funds its indebtedness for severance payment, which derives (if at all) from the aforementioned increase, with respect to the term of employment prior to the salary increase.

8.4	Pursuant to Employee’s request to limit the part of his Monthly Salary from which the Company’s and the Employee’s contributions for remuneration are made to the pension fund and/or managers insurance and/or the provident funds in accordance with section 8.2, to the maximum amount set forth in Section 3(e3) of the Income Tax Ordinance [New Version], 1961 (the “Tax Ordinance”) as shall be in effect from time to time, the Company has agreed to pay the Employee on a monthly basis, the difference between the contribution rates for remuneration set forth in section 8.2 above and the contribution rates of the maximum amount according to section 3(e3) of the Tax Ordinance, as a special supplement to the salary (hereinafter “Supplement in lieu of Providence”).

It is hereby acknowledged and agreed that the Supplement in lieu of Providence shall not be deemed part of the Employee’s Monthly Salary for any purpose, including without derogating from the foregoing, for the purpose of payment of severance pay and any other entitlement calculated as a percentage of Employee’s Monthly Salary, and this Section 8.4 shall not impose on the Company any additional current or future cost or expense, directly or indirectly.

The Employee hereby represents that (i) Employee has considered the above, received pension advice, and is aware of the consequences of his request with respect to the diminution of the scope of the pension insurance coverage to which he shall be entitled to, and (ii) since the Company’s and the Employee’s contributions as aforementioned are being done pursuant to his request, and for his benefit, he does not and shall not have a cause of action with respect to the scope of the pension insurance coverage to which he shall be entitled to.

Without derogating from the foregoing, the Employee hereby explicitly waives any and all claim and/or demand and/or lawsuit of any kind with respect to the scope of the pension insurance coverage. The Employee undertakes to indemnify the Company for any damage and/or cost and/or expense incurred by the Company as a result of any demand and/or lawsuit filed by him and/or on his behalf in connection with the foregoing.

For the avoidance of doubt it is hereby clarified that the Company’s contributions for severance pay to the pension fund and/or managers insurance and/or the provident funds shall be made from the Employee’s full Monthly Salary.

The Employee shall be entitled to cancel the arrangement specified in this Section 8.4 and the Company shall accept such request.

8.5	By signing this Agreement, the Employee allows the Company to deduct from his Monthly Salary the aforementioned deductions from the Monthly Salary, and to transfer such amounts to any of the pension fund and/or managers insurance and/or the provident funds included in the Insurance Arrangement, which he chose, all as set forth in Section 8.2 and 8.3 above.

9.	Study Fund

For every month that Employee is employed by the Company, the Company shall make contributions on Employee’s behalf to an advanced study fund (Keren Hishtalmut) (the “Study Fund”), in an amount equal to 7.5% of the Monthly Salary, and shall deduct Employee’s contribution of 2.5% of the Monthly Salary from the Monthly Salary, and transfer this sum to the Study Fund. By signing this Agreement, the Employee allows the Company to deduct from his Monthly Salary the aforementioned deductions from the Monthly Salary, and to transfer such amounts to the Study Fund.

10.	Termination of Employment

10.1	General. Employee’s employment with the Company shall terminate upon the earliest to occur of (a) Employee’s death, (b) a termination by reason of a Disability, (c) a termination by the Company with or without Cause, and (d) a termination by Employee with or without Good Reason (including, for the avoidance of doubt, due to aged retirement). The date on which employee-employer relations cease to exist between the parties (including as a result of acceleration of such cessation due to a waiver on the part of the Company of Employee’s services during the Notice Period and payment to Employee of the entire amounts the Employee is entitled to in respect of the Notice Period) shall be referred to in this Agreement as the “Date of Termination”. Upon any termination of Employee’s employment for any reason, (i) except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned, effective immediately, from any and all directorships, committee memberships, and any other positions Employee holds with any member of the Company Group, and (ii) the Company shall provide Employee with letters addressed to the pension fund, managers insurance, provident fund and Study Fund that will enable Employee to receive the Broad-Based Retirement Plan Benefits (or, in the event that Employee’s employment was terminated by the Company for Cause, only (A) the retirement savings component thereof, and (B) Employee’s contributions to the Study Fund) promptly following the Date of Termination.

10.2	Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to his Disability, Employee or his estate or his Beneficiaries, as the case may be, shall be entitled to:

10.2.1	The Accrued Obligations; and

10.2.2	The Severance Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the seventy fifth (75th) day after the Date of Termination (subject to Section 10.7), other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of the Law (which payment shall not be subject to Section 10.7).

Notwithstanding the foregoing provisions of this Section 10.2, the payments and benefits described in this Section 10.2 (other than the components of the Accrued Obligations and the Severance Payment required to be paid pursuant to the Law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 12, 13, 14 or 15 hereof. Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 10.2, Employee shall have no further rights to any compensation or any benefits under this Agreement.

10.3	Termination by the Company with Cause.

10.3.1	The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination. In the event that the Company terminates Employee’s employment with Cause, he shall be entitled only to those components of the Accrued Obligations required to be paid by Law, and subject to the Law. Following such termination of Employee’s employment by the Company with Cause, except as set forth in this Section 10.3, Employee shall have no further rights to any compensation or any benefits under this Agreement.

10.3.2	No termination of Employee’s employment for Cause shall be effective unless the Company shall first have complied with the provisions of this Section 10.3.2 and the Law. Employee shall be given written notice by the Company (the “Cause Notice”) of its intention to terminate Employee’s employment for Cause. The Cause Notice shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and all relevant documentation and summon to a hearing before the Board. The hearing shall be held 30 days following Employee’s receipt of the original Cause Notice. If, within 20 business days following such hearing, the Board gives written notice to Employee confirming that Cause for terminating Employee’s employment on the basis set forth in the original Cause Notice exists, then Employee’s employment shall thereupon be terminated for Cause. A failure by Employee to attend the hearing as aforesaid shall be deemed to be a waiver by Employee of his right to such hearing.

10.4

Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective nine (9) months following the date of Employee’s receipt of written notice of such termination (in this Section, the “Notice Period”). In the event that such notice is given by the Company, any intervening termination for any reason (other than a termination of Employee’s employment by the Company for Cause) including death or Disability shall not alter the Company’s obligations under this Section 10.4. The

Company may, in its sole and absolute discretion and by written notice, waive the services of Employee during the Notice Period or in respect of any part of such period, and thus accelerate termination of employee-employer relationship (such accelerated date shall constitute the Date of Termination), all on condition that the Company pay Employee the Monthly Salary and all additional compensation and benefits to which Employee is entitled in respect of the Notice Period without regard to any such Company waiver (which shall be paid in one lump sum on the next regular payment date immediately following the Date of Termination (subject to Section 10.7), other than the Monthly Salary required to be paid pursuant to the Law, which shall be paid in accordance with the requirements of the Law (which payment shall not be subject to Section 10.7)).

In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

10.4.1	The Accrued Obligations;

10.4.2	The Severance Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the seventy fifth (75th) day after the Date of Termination (subject to Section 10.7), other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of the Law (which payment shall not be subject to Section 10.7);

10.4.3	The Equity Benefits (subject to Section 10.7); and

10.4.4	If the Employee’s employment is terminated by the Company without Cause (or by Employee with Good Reason), one year or less following a merger of the Company with another entity pursuant to which merger the Company is not the surviving entity, and as a result of such merger, Employee shall be entitled to the Change of Control Amount, which shall be paid in a lump sum on the next regular payroll date immediately following the seventy fifth (75th) day after the Date of Termination (subject to Section 10.7).

Notwithstanding the foregoing, the payments and benefits described in this Section 10.4 (other than the components of the Accrued Obligations and the Severance Payment required to be paid pursuant to the Law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 12, 13, 14 or 15 hereof. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 10.4, Employee shall have no further rights to any compensation or any benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the payments and benefits specified in Sections 10.4.1 through 10.4.3, or Sections 10.4.1 through 10.4.4, as applicable.

10.5	Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason and Employee shall be entitled to the same payments and benefits as provided in Section 10.4 for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 10.4. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 10.5, Employee shall have no further rights to any compensation or any benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the payments and benefits specified in this Section 10.5.

10.6	Termination by Employee without Good Reason or Due to Aged Retirement. Employee may terminate his employment without Good Reason or due to aged retirement, by providing the Company nine (9) months’ written notice of such termination (in this Section, the “Notice Period”). In the event that such notice is given by Employee, any intervening termination for any reason (other than a termination of Employee’s employment by the Company for Cause) including death or Disability shall not alter the Company’s obligations under this Section 10.6. The Company may, in its sole and absolute discretion and by written notice, waive the services of Employee during the Notice Period or in respect of any part of such period, and thus accelerate such termination of employee-employer relationship (such accelerated date shall constitute the Date of Termination), all on condition that the Company pay Employee the Monthly Salary and all additional compensation and benefits to which Employee is entitled in respect of the Notice Period without regard to any such Company waiver (which shall be paid in one lump sum on the next regular payment date immediately following the Date of Termination (subject to Section 10.7), other than the Monthly Salary required to be paid pursuant to the Law, which shall be paid in accordance with the requirements of the Law (which payment shall not be subject to Section 10.7)).

In the event of a termination of employment by Employee under this Section 10.6, Employee shall be entitled to:

10.6.1	The Accrued Obligations;

10.6.2	The Severance Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the seventy fifth (75th) day after the Date of Termination (subject to Section 10.7), other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of the Law (which payment shall not be subject to Section 10.7); and

10.6.3	The Equity Benefits (subject to Section 10.7);

Notwithstanding the foregoing, the payments and benefits described in this Section 10.6 (other than the components of the Accrued Obligations and the Severance Payment required to be paid pursuant to the Law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 12, 13, 14 or 15. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 10.6, Employee shall have no further rights to any compensation or any benefits under this Agreement.

10.7	Release. Notwithstanding any provision in this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to subsections 10.2 through 10.6 (other than the components of the Accrued Obligations and those components of the Severance Payment required to be paid pursuant to the Law) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims within sixty (60) days following the Date of Termination. If Employee fails to execute the Release of Claims in such a timely manner or revokes the Release of Claims, Employee shall not be entitled to any of the Severance Benefits. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

10.8	Definitions. For purposes of this Agreement, the following terms have the following meanings:

10.8.1	“Accrued Obligations” means (a) any unpaid Monthly Salary earned through the Date of Termination, any earned and unpaid Incentive Bonus for the calendar year immediately preceding the Date of Termination (subject to Section 10.7), and any unused vacation days and recreation days accrued through the Date of Termination, which amounts (other than the Incentive Bonus) shall be paid on the next regular payroll date immediately following the Date of Termination, and (b) any other payment to which Employee is entitled under the applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, including without limitation, Company reimbursement of any unreimbursed business expenses, and rights to any Company indemnification and Company-provided officers’ liability insurance as set forth in Section 11.

10.8.2	“Applicable Percentage” means (a) following termination of Employee’s employment by Employee without Good Reason or due to aged retirement, one hundred and fifty percent (150%), or (b) following any other termination of Employee’s employment (other than by the Company for Cause), two hundred percent (200%).

10.8.3	“Beneficiaries” means, subject to Law, those beneficiaries whom Employee identifies in writing to the pension fund, managers insurance and provident fund or, if such identification was not made, the executors of Employee’s estate or Employee’s legal heirs.

10.8.4	“Broad-Based Retirement Plan Benefits” means the amounts and benefits that Employee is entitled to receive from the pension fund, managers insurance, provident fund and Study Fund, following any termination of Employee’s employment, other than by the Company for Cause (including all retirement savings and severance amounts accumulated in such funds).

10.8.5	“Cause” means (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by Employee) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, (b) Employee’s breach of trust or other material breach of this Agreement by the Employee, (c) Employee is convicted of, or has entered a plea of nolo contendere to, a felony, or (d) a breach by Employee of the provisions of Sections 12, 13, 14 or 15 hereof. For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.

Notwithstanding the foregoing, in the event that the Board reasonably believes that Employee may have engaged in conduct that constitutes Cause, the Board may, subject to a due hearing process, suspend Employee from performing his duties hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Employee compensation and benefits) during such period of suspension, unless it is later discovered that Employee’s conduct indeed constituted Cause.

10.8.6	“Change of Control Amount” means an amount equal to twelve (12) times the Monthly Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason).

10.8.7	“Disability” means that Employee, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of 90 days or longer.

10.8.8	“Equity Benefits” means (a) the right to continue to vest in any and all outstanding options and restricted share units, during the period commencing on the Date of Termination and ending on the Outside Date, subject to Employee’s continued compliance with Sections 12, 13, 14 and 15 through the applicable vesting dates, and (B) an extension of the period during which Employee may exercise his vested and outstanding options until the Final Date, subject to Employee’s continued compliance with Sections 12, 13, 14 and 15 through the applicable exercise dates.

10.8.9	“Final Date” means (a) if the termination of Employee’s employment is effected by the Company without Cause or by Employee for Good Reason, the day that is 90 days following the Outside Date; (b) if the termination of Employee’s employment is effected by the Employee without Good Reason or by the Employee due to his retirement, the day that is 60 days following the Outside Date.

10.8.10	“Good Reason” means a termination by Employee if (a) any of the following events occurs without Employee’s express prior written consent, (b) Employee notifies the Company in writing that such event has occurred, describing such event in reasonable detail and demanding cure, within 90 days after Employee learns of the occurrence of such event, (c) such event is not substantially cured within 30 days after Employee so notifies the Company, and (d) the Date of Termination occurs within 90 days after the failure of the Company to so cure: (i) any failure to continue Employee as the President and CEO after the Effective Date (other than by reason of a termination of Employee’s employment by the Company with or without Cause, or Disability, or retirement of Employee); (ii) a material diminution in Employee’s duties, responsibilities or authorities; (iii) any diminution of Employee’s Annual Salary, or compensation according to the Agreement or other material diminution of Employee’s compensation terms as a direct result of a change in the Compensation Policy; (iv) any change in the reporting structure so that Employee is required to report to anyone other than the Board; or (v) any material breach by the Company or any of its affiliates of any obligation under this Agreement, including, without limitation, by failing to provide Employee with indemnification protections at least as favorable as the indemnification protections as may be approved by the Company’s shareholders from time to time.

10.8.11	“Law” means any applicable Israeli law, rule or regulation, and the regulations of any securities exchange on which the Company’s securities are listed, or any applicable judgment, order, writ, decree, permit or license of any governmental authority.

10.8.12	“Outside Date” means (a) if the termination of Employee’s employment is effected by the Company without Cause or by Employee for Good Reason, the day that is 12 months following the Date of Termination; (b) if the termination of Employee’s employment is effected by the Employee without Good Reason or by the Employee due to his retirement, the day that is 9 months following the Date of Termination.

10.8.13	“Release of Claims” means the release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Annex A.

10.8.14	“Severance Payment” means an amount equal to the positive difference, if any, between (a) the product of (x) the Applicable Percentage, (y) the

Monthly Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (z) the number of full and partial years (treating a partial year as a fraction whose numerator is the number of months in the partial year in which Employee worked, and whose denominator is 12) of the Term, and (b) the severance components of the Broad-Based Retirement Plan Benefits.

11.	Indemnification

11.1	In accordance with and subject to the provisions of the Law and the applicable provisions of the Company’s Articles of Association and the Compensation Policy then in effect, Employee shall be indemnified and released by the Company in accordance with the provisions of the Indemnification and Release Agreement attached hereto as Annex B, the terms of which shall be incorporated by reference herein. The Company hereby represents that (i) the grant of the above indemnification and release has been approved by its shareholders with the adoption of the Compensation Policy for Executive Officers and Directors at the 2013 annual general meeting of shareholders, held on August 27, 2013, (ii) Notwithstanding Sec. 1.9 above, the grant of the above indemnification and release shall apply and cover the Employee in full in his capacity as the Company’s CEO and President as of the Effective Date, and (iii) it is aware that the Employee is willing to assume his responsibilities as of the Effective Date based on the representations set forth in this Section 11.1.

11.2	An officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the seventh anniversary of the Date of Termination, providing coverage to Employee that is no less favorable to Employee in any respect than the coverage then being provided to any other present or former senior executive of the Company.

12.	Confidentiality and Disclosure of Information

Employee hereby undertakes to execute the Confidentiality, Disclosure of Information and Assignment of Inventions undertaking attached hereto as Annex C concurrently with the execution of this Agreement.

13.	Non-Competition

Employee hereby agrees that, during the Term and for a period of 12 months following the Date of Termination for any reason, not to engage, directly or indirectly, anywhere in the world, in any activity, business or any other engagement which competes with the business of any member of the Company Group, including as a consultant, except with the Company’s prior written approval. Notwithstanding anything to the contrary contained in this Section 13, the foregoing shall not prevent Employee from acquiring for his own personal investment not more than 1% of the outstanding voting securities of any publicly-traded corporation.

It is hereby agreed and clarified that, when determining the above non-competition undertaking, the parties took into account the payment to which Employee is entitled pursuant to Section 16, which is being made in consideration, inter alia, for such undertaking.

14.	Non-Solicitation.

Employee hereby agrees that, during the Term and for a period of 12 months following the Date of Termination for any reason, not to entice, solicit or encourage any employee, consultant, customer, vendor, supplier or prospective employee, consultant, customer, vendor or supplier of Company Group and/or its affiliates to cease doing business with the Company Group and/or its affiliates, reduce its relationship with the Company Group and/or its affiliates or refrain from establishing or expanding a relationship with the Company Group and/or its affiliates or in any other way interfere with the Company Group’s and/or its affiliates’ relationships with its employees, consultants, customers, vendors or suppliers. Employee further agrees and undertakes that during the Term and for a period of 12 months following the Date of Termination for any reason, Employee will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, hire or engage with any key-employee employed by the Company Group and/or its affiliates on the date of such termination or during the preceding twelve months.

It is hereby agreed and clarified that, when determining the above non-solicitation undertaking, the parties took into account the payment to which Employee is entitled pursuant to Section 16, which is being made in consideration, inter alia, for such undertaking.

15.	No Disparagement.

Neither the Company Group nor the Employee shall make disparaging or otherwise detrimental comments to any person or entity concerning the other, or the circumstances surrounding Employee’s engagement and/or separation of engagement from the Company, unless such party can demonstrate that the comments were made in private circumstances and that it or he intended the comments will not be published. In addition, the Employee shall not make disparaging or otherwise detrimental comments to any person or entity concerning the Company Group’s officers, directors or employees; the products, services or programs provided or to be provided by the Company Group; the business affairs, operation, management or the financial condition of the Company Group, unless the Employee can demonstrate that the comments were made in private circumstances and that he intended the comments will not be published. The obligations set forth in this Section 15 shall apply both during and 10 years after the Term.

It is hereby agreed and clarified that, when determining the above non-disparagement undertaking, the parties took into account the payment to which Employee is entitled pursuant to Section 16, which is being made in consideration, inter alia, for such undertaking.

16.	Non-Competition/Non-Solicitation/Non-Disparagement Payment

In consideration for the Employee’s undertaking set forth in Sections 12, 13, 14 and 15 and any other non-compete obligations undertaken by the Employee, and subject to compliance therewith, following the Date of Termination (except pursuant to the Employee’s death) the Employee shall receive an amount equal to eighteen (18) times the Employee’s then current Monthly Salary, to be paid in eighteen (18) equal monthly installments (the “Non-Compete Payment”).

Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company for Cause in accordance with the provisions of Section 10.3, the Company shall have sole discretion to determine whether or not the Employee shall receive the Non-Compete Payment.

Notwithstanding the foregoing, in the event that the Employee materially breaches any provision of Sections 12, 13, 14 or 15 hereof, the Non-Compete Payment shall immediately cease, and the Company shall be entitled to reclaim any amounts of the Non-Compete Payment already paid in accordance herewith, and the Company shall have no further obligations to the Employee with respect to the Non-Compete Payment, without derogating from any other rights or remedies available to the Company pursuant to the Agreement or Law in respect of such breach.

17.	Return of Car, Equipment and Documents

Upon termination of Employee’s employment, Employee shall promptly return to the Company the car, cell phone (or other hand-held device), laptop, credit card(s) and any other company equipment, if any, provided to Employee, and any other confidential or proprietary information of the Company that remains in Employee’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Employee from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the Board (such approval not to be unreasonably withheld or delayed). Employee shall confirm such return in writing to the Company promptly upon Company’s written request, together with confirmation that the Employee no longer has any Company property or confidential or proprietary information of the Company in his possession or control.

18.	No Other Post-Employment Restrictions

There shall be no contractual, or similar, restrictions on Employee’s right to terminate his employment with the Company, or on his post-employment activities, other than as expressly set forth in this Agreement.

19.	Assignability; Binding Nature

This Agreement shall inure to the benefit of, and be binding on, the parties and each of their respective successors, heirs (in Employee’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement.

20.	Tax Payments; Clawback

20.1	Tax Payments. Employee hereby acknowledges and agrees that the payments and benefits granted to him under this Agreement shall be subject to income tax deductions and other mandatory tax deductions which the Company is required to deduct by Law, and further represents that, except as specifically set forth in this Agreement, nothing in this Agreement shall be construed as imposing on the Company the obligation to pay taxes or any other obligatory payment imposed on Employee due to any payment or benefit, other than the Company’s undertaking to pay for the taxes related to the use of a car and phone as set forth in Section 6.2 above.

20.2	Clawback. Notwithstanding anything to the contrary herein, in the event of a restatement of the Company’s financial statements as a result of erroneous statements, the Employee will reimburse payments that have already been paid to him on the basis of such erroneous financial results that were followed by a restatement, all in accordance with the Compensation Policy and subject to Law. By signing this Employment Agreement, Employee grants the Company a power of attorney to deduct from the Monthly Salary and/or any payments due to the Employee by the Company, any amounts owed by him under this section, in accordance with Law.

Notwithstanding anything to the contrary herein, in the event that it is discovered that the Employee engaged in conduct that resulted in a material inaccuracy in the Company’s financial statements or caused severe financial or reputational damage to the Company, or in the event that it is discovered that the Employee breached his confidentiality and/or non-compete obligations to the Company, the Company may, without limitation and in its sole discretion, (i) terminate Employee’s employment and/or (ii) request that the Employee reimburse any performance-based or incentive compensation paid or awarded to the Employee and Employee hereby undertakes to reimburse the Company promptly upon its request.

21.	Representations

Each party represents and warrants (a) that such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; provided that the Employee acknowledges and confirms that he is aware that the terms hereof require certain corporate approvals pursuant to Law and understands the consequences of the failure to secure such approvals; (b) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized to enter into this Agreement (including, without limitation, the agreements attached hereto as Annexes) and to perform its obligations under it.

22.	Dispute Resolution

Subject to the Law, any Claim arising out of or relating to this Agreement, any other agreement between the Company and Employee, or any termination thereof shall be resolved by binding confidential arbitration, to be held in Israel. The arbitration shall be conducted before a mutually appointed arbitrator and, if necessary, an appeal-arbitrator, and if the parties in dispute shall fail to agree upon the identity of the arbitrator(s) within 15 days of written demand, the identity of the arbitrator(s) shall be determined by the chairman of the Bar Association. The arbitrator’s ruling shall be subject to an appeal to an appeal-arbitrator, in accordance with Section 21A to the Arbitration Law, 1968. The arbitrator and the appeal-arbitrator shall not be bound by the rules of procedure, but shall be bound by rules of the applicable substantive law and be required to give written grounds for his decision. This Agreement shall be deemed to be a valid Arbitration Agreement for the purpose of the Arbitration Law, 1968. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

23.	Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the Company’s headquarters, Attn: Chairman of the Board;

With a copy (which shall not constitute notice) to:

Tulchinsky, Stern, Marciano, Cohen, Levitski & Co. Law Offices

4 Berkowitz Street

Tel Aviv 64238

Facsimile: +972 (3) 6075050

Attn: Menachem Tulchinsky, Adv.

If to Employee: to the last address on file with the Company; and

With a copy (which shall not constitute notice) to:

24.	Miscellaneous

24.1	Entire Agreement. As of the Effective Date, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement (including, without limitation, the agreements attached hereto as Annexes) shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

24.2	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Employee and by an authorized officer of the Company. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

24.3	Inconsistencies. Subject to the Law and Section 1.8, In the event of any inconsistency between any provision of this Agreement and any provision of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, the provisions of this Agreement shall control unless Employee and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement whose control they are waiving.

24.4	Headings. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.5	Survivorship. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their applicable terms.

24.6	Governing Law; Severability. This Agreement will be governed by the laws of the State of Israel, without regard to its conflict of laws rules. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

24.7	No Mitigation/No Offset. Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Employee under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Employee after such termination.

24.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

24.9	Board Approvals. Any reference made in this Agreement to an approval required of the Board or a committee of the Board shall also include any approval of the Board or any committee of the Board as may be required by Law, the Compensation Policy or the Company’s corporate documents.

– Signature page follows –

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD

/s/ Dr. Phil Frost
By:	Dr. Phil Frost
Title:	Chairman of the Board

/s/ Amir Elstein
By:	Amir Elstein
Title:	Vice-Chairman of the Board

EMPLOYEE

/s/ Erez Vigodman
Name: Erez Vigodman

Annex A

Form of Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of [                    ] and is entered into by [                    ] (“Employee”, “Me” or “I”) and TEVA PHARMACEUTICAL INDUSTRIES LTD. (the “Company”) in connection with the termination of Employee’s employment with the Company.

1.	General Release.

(a)    In consideration for the receipt of those payments that are in excess of the amounts required to be paid to Me by Law (as detailed in the settlement of account attached hereto), I, on behalf of myself and my family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that I have received in a timely manner full and complete payment of all amounts due to Me under my employment agreement with the Company or under any applicable law and/or in connection with the termination of my employment, both at law and pursuant to the terms of the employment agreement, and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that I, he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, or that otherwise may exist or may arise in respect of my employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of managers insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to Me by any of the Releasees, as well as any claims arising under any applicable laws of Israel, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and myself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, that such released claims shall not include any claims to enforce my rights under, or with respect to, any post-termination obligations of the Company expressly undertaken by the Company under my employment agreement with the Company.

(b)    The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and I hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above I shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Releasees shall reimburse such sum to Me or the Releasors. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding I may bring in violation of this Release Agreement.

(c)     This Release Agreement shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Severance Pay Law 5713-1963.

2.    Legal Advice, Reliance. I represent and acknowledge that (a) I have been given adequate time to consider this Release Agreement and have been advised to discuss all aspects of this Release Agreement with my private attorney, (b) I have carefully read and fully understand all the provisions of this Release Agreement, (c) I have voluntarily entered into this Release Agreement, without duress or coercion, and (d) I have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. I understand that if I request additional time to review the terms of this Release Agreement, a reasonable extension of time will be granted.

3.	Miscellaneous.

(a)    No Violation of Law. I agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any applicable laws of Israel, or of any duty owed by the Company to Me.

(b)    Governing Law; Severability. This Release Agreement will be governed by the laws of the State of Israel, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(c)    Revocation. I may revoke this Release Agreement within seven (7) days after the date on which I sign this Release Agreement. I understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by Me and received by the Company at its headquarters no later than 5:00 p.m., Tel Aviv time, on the seventh day after I have executed this Release Agreement. I understand that if you revoke this Release Agreement, I will not be entitled to any severance benefits under my employment agreement with the Company.

(d)    Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*        *        *         *        *

Very truly yours,

EMPLOYEE

Name:

Dated:

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:
Title:

By:
Title:

Annex B

Indemnification Agreement

[Attached hereto]

Annex C

Confidentiality, Disclosure of Information and

Assignment of Inventions Agreement

To: Teva Pharmaceutical Industries Ltd. (the “Company”)

Re: Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement

The undersigned (“Employee”) hereby acknowledges that he will have access to, certain proprietary information, inventions, commercial secrets and other confidential information of the Company and may participate in the development, planning or marketing of the Company’s products, in connection with Employee’s employment under the Employment Agreement entered into between the Company and Employee dated January 15, 2014 (hereinafter, the “Employment Agreement”). In relation to such confidential information Employee hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employment Agreement, is entirely independent from said agreement, does not in any way constitute a concurrent obligation with the obligations defined in the Employment Agreement and has been a material part of the consideration of his engagement by the Company:

1.	Proprietary Information and Non-Disclosure

1.1.	Employee acknowledges and agrees that he will have access to or be involved in the planning, making or development of, confidential and proprietary information concerning the business and financial activities of the Company or its property, business, dealings, clients, suppliers, people or entities that come into contact with them, their operational methods, research or manufacturing process, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned) and information contained in computers, preservation of information methods, disks, diskettes, drawings, plans, communications, prospectuses, reports, prices, calculations, fees, work conditions in the Company or other agreement conditions which relate to the Company and documents of the Company. All such information, whether in documentary, written, oral or digital format, and whether received by Employee as a result of his employment with the Company or brought to his attention in any other manner, shall be deemed to be and referred to as “Proprietary Information”. For purposes of this Confidentiality, Disclosure of Information and Assignment of Inventions Agreement the term “Company” shall include all entities within the Company Group (as defined in the Employment Agreement).

“Proprietary Information” shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Employee prior to his association with the Company and can be so proven by Employee by documentary evidence;

(ii) shall have appeared in any printed publication or patent of a third party or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Employee; or (iii) shall have been received by Employee from a third party having no obligation to the Company.

In addition, the term “Proprietary Information” shall include information regarding salaries, bonuses and benefits paid or granted to Employee by the Company under the Agreement to which this Annex C is attached.

1.2.	Employee agrees and declares that all Proprietary Information and rights in connection therewith are, and shall be the sole property of the Company and its assignees. At all times, both during the term of his engagement with the Company and thereafter Employee will keep in strict confidence and trust all Proprietary Information, and Employee will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use or disclose directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties in his engagement with the Company and in the best interests of the Company, and except as otherwise expressly permitted by Section 12 of the Employment Agreement.

1.3.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of his engagement with the Company and thereafter, Employee undertakes to hold and maintain all such information in strict confidence, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an Employee of the Company and consistent with the Company’s agreement with such third party.

2.	Assignment of Inventions

2.1.	Employee understands that the Company is engaged, involved or associated in a continuous program of investment, research, development, production or marketing in connection with its business and that, as an essential part of his engagement with the Company, he may make new contributions to and create know-how of value for the Company.

2.2.	During the term of his engagement, Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, ideas, themes, designs, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, operating procedures methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, in the course of his engagement with the Company and due to his engagement with the Company (“Inventions”).

2.3.	Employee agrees and represents, that all Inventions will be the sole and exclusive property of the Company and/or its assignees and undertakes to act with respect to such Inventions in accordance with the Company’s applicable corporate policy.

2.4.	Employee agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his engagement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the termination of Employee’s employment or earlier at the request of the Company.

2.5.	Employee hereby irrevocably transfers and assigns to the Company and/or its assignees and shall in the future take all reasonable steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its assignees without additional consideration to the Employee (other than the Employee’s salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Sections 132 or 134 of the Patent and Design Act of 1967 (the “Patent Law”)): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, titles and interests, in any Invention, including, without limitation, service inventions under Section 134 of the Patent Law, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions; and (b) any and all Moral Rights (as defined below) that he may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his engagement with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

2.6.	Employee expressly waives all economic rights in the Inventions including without limitation any rights to royalties from any intellectual property right (specifically including patent rights under Section 134 of the Patent Law) and any right to receive any payment or other consideration whatsoever.

2.7.

Employee agrees to assist the Company in every reasonable way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Employee will execute any documents that may be reasonably requested of him for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this Section 2.7 will survive the termination of his engagement with the Company; provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance.

After the termination of Employee’s engagement with the Company, any assistance requested by the Company or any of its assignees pursuant to this Section 2.7 shall take into account Employee’s obligations towards third parties. Employee hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Board) as his attorney-in-fact to execute documents on his behalf for this purpose and agrees that, if the Company is unable because of Employee’s unavailability, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any Israeli or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Employee.

2.8.	The Employee hereby acknowledge and agrees that the salary and other benefits provided to him under his Employment Agreement constitute appropriate, full and fair consideration in connection with his employment with the Company, including, without limitation, with respect to this Agreement and including with respect to Employee’s undertakings under this Section 2, and with respect to any Inventions created, conceived or reduced to practice or that may be created, conceived or reduced to practice by the Employee, either alone or jointly with others, in the course of his employment with the Company, all of which are assigned to the Company in accordance with this Agreement, and the Employee hereby unconditionally and irrevocably waives any right that he may have to receive any additional payment or other consideration whatsoever to which the Employee may be entitled with respect to any Invention pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it. In the event that for any reason such right cannot be waived, the Employee hereby assigns and transfers to the Company any such right the Employee may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.9.	The provisions of this Section 2 shall survive termination or expiration of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

2.10.	Employee acknowledges that the Company has entered into the Employment Agreement in reliance on his undertaking set forth in this Section, and that given his access to information regarding the Company, the provisions of this Section 2 are reasonable and necessary to protect the Company’s business and rights.

2.11.	If any one or more of the terms contained in this Proprietary Information, Assignment Of Inventions And Non-Disclosure Agreement shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3.	Miscellaneous

3.1.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the competent courts of Tel Aviv-Jaffa, and each of the parties hereby irrevocably agree to the jurisdiction of such venue

3.2.	Injunctive Relief. Any breach of this Agreement may cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief from any court of competent jurisdiction as such court so determines, restraining any violation or further violation of this Agreement by Employee. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

IN WITNESS WHEREOF, Employee has signed this Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement as of the      day of January 2014.

EMPLOYEE

/s/ Erez Vigodman

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

/s/ Dr. Phil Frost
Name:	Dr. Phil Frost
Title:	Chairman of the Board

/s/ Amir Elstein
Name:	Amir Elstein
Title:	Vice Chairman of the Board